Exhibit 1.1

MINES MANAGEMENT INC.

UNDERWRITING AGREEMENT

April 16, 2007

TD Securities Inc.
Blackmont Capital Inc.
Salman Partners Inc.
Cormark Securities Inc.
Raymond James Ltd.

c/o TD Securities Inc.
66 Wellington Street West
9th Floor
Toronto, Ontario
M5K 1A2

Ladies and Gentlemen:

1.                                       Introductory.  Mines Management Inc., an Idaho corporation (“Company”), proposes to sell to the several underwriters named in Schedule II hereto (the “Underwriters”), the number of units (each a “Unit” and collectively the “Units”) set forth in Schedule I hereto (such Units to be issued and sold by the Company being hereinafter referred to as the “Underwritten Securities”).  Each Unit is comprised of (a) one share of Common Stock, US$0.001 par value (“Common Stock”) of the Company (each share of Common Stock to be issued and sold by the Company hereunder being hereinafter referred to as a “Share”, and collectively, the “Shares”), and (b) one-half of a warrant (each whole warrant to be issued and sold by the Company hereunder being hereinafter referred to as a “Warrant”, and collectively, the “Warrants”), each Warrant being exercisable to purchase one share of Common Stock (each such share of Common Stock to be issued upon exercise of a Warrant being hereinafter referred to as a “Warrant Share” and collectively the “Warrant Shares”).  Each Warrant will be issued under a Warrant Agreement, to be dated as of April 16, 2007 (the “Warrant Agreement”), between the Company and Computershare Trust Company, N.A. as warrant agent, and will be exercisable by the holder thereof at a price of US$5.75 to acquire one Warrant Share prior to April 19, 2012.  The Company also proposes to grant to the Underwriters an option to purchase up to the number of additional Units set forth in Schedule I hereto to cover over-allotments (the “Option Securities”; the Option Securities, together with the Underwritten Securities, being hereinafter referred to as the “Offered Securities”).  The offer and sale of the Offered Securities are registered under the registration statement referred to in Section 2(a).  As used herein, the term Underwriters shall mean either the singular or plural as the context requires.

2.                                       Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, each Underwriter that:

(a)                                  A registration statement (No. 333-134992), including a prospectus, relating to the Offered Securities has been filed with the Securities and Exchange Commission (“Commission”) and has become effective.  “Registration Statement” as of any time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and any information in a prospectus or prospectus supplement deemed or retroactively deemed to be a part thereof pursuant to Rule 430B (“Rule 430B”) or 430C (“Rule 430C”) under the Securities Act of 1933, as amended (“Act”), that has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the time of the first contract of sale for the Offered Securities, which time shall be considered the “Effective Date” of the Registration Statement relating to the Offered Securities.  For purposes of this definition, information contained in a form of prospectus or prospectus supplement that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

“Statutory Prospectus” as of any time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any basic prospectus or prospectus supplement deemed to be a part thereof pursuant to Rule 430B or 430C that has not been superseded or modified.  For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus at the time specified in Rule 430B.  “Prospectus” means the Statutory Prospectus that discloses the public offering price and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 (“Rule 433”) under the Act, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).  “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule III hereto.  “Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.  “Applicable Time” means the time and date so stated in Schedule I hereto.

(b)                                 At the time the Registration Statement initially became effective, at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Offered Securities, the Registration Statement conformed and will conform in all respects to the requirements of the Act, the Trust Indenture Act of 1939, as amended (“Trust Indenture Act”), and the rules and regulations of the Commission (“Rules and Regulations”) and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  On the date hereof, the Registration Statement and the Prospectus conform in all material respects to the requirements of the Act and the Rules and Regulations, and (x) the Registration Statement does not and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (y) the Prospectus does not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which made, not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by any Underwriter through TD Securities Inc. (the “Lead Underwriter”) specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described in Schedule I hereto.

(c)                                  (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Offered Securities and (ii) at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405  (“Rule 405”) under the Act, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(d)                                 As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the Statutory Prospectus, and any documents listed or disclosures in Schedule III hereto, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any prospectus included in the Registration Statement, the Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Lead Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described in Schedule I hereto.

(e)                                  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Underwriters as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) the Company has promptly notified or will promptly notify the Underwriters and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.  The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Lead Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described in Schedule I hereto.

(f)                                    The Company has also filed with the Canadian securities regulatory authorities (the “Canadian Regulatory Authorities”) in each of the provinces of Canada other than Québec (the “Qualifying Provinces”), an “MJDS Prospectus” as defined in Canadian National Instrument 71-101 (“NI 71-101”) and other required documents, and has designated the Ontario Securities Commission (the “OSC”) as the principal regulator therefor and has obtained a decision document from the OSC, as principal regulator, evidencing that a receipt has been issued with respect to the MJDS Prospectus from the Canadian Regulatory Authorities.  The Company and the Underwriters agree to the covenants regarding offers and sales of Underwritten Securities and Option Securities in Canada as set out on Schedule IV hereto.

(g)                                 The Company is eligible to file a “preliminary MJDS prospectus”, an “MJDS prospectus”, “an amendment to a preliminary MJDS prospectus”, and “an amendment to an MJDS prospectus” for a distribution of Shares in Canada under Canadian National Instrument 71-101 (“NI 71-101”).

(h)                                 The Company has filed all documents required to be filed by it under Canadian National Instrument 51-102 and at the time of such filing, such documents did not contain a misrepresentation as defined under the Securities Act (Ontario) (a “Misrepresentation”).

(i)                                     The Company is an “SEC Foreign Issuer,” as such term is defined in Canadian National Instrument 71-102 (“NI 71-102”), and was at the time of any filing of any document under NI 71-102 eligible to do so.

(j)                                     The Company is not the subject of a cease trade order, or management cease trade order, issued by the Canadian Regulatory Authorities, or any of them, and the Company is, to the best of its knowledge, not aware of any such order being contemplated or threatened by the Canadian Regulatory Authorities, or any of them.

(k)                                  The Company is a reporting issuer, or the equivalent thereof, under the Canadian Securities Laws of each of the Qualifying Provinces, is not in default of any requirement of the Canadian Securities Laws of the Qualifying Provinces and the Company is not included on a list of defaulting reporting issuers maintained by any of the Canadian Regulatory Authorities that maintain such lists.

(l)                                     At the time of Closing, all necessary notices and filings will have been made with and all necessary consents, approvals and authorizations will have been obtained by the Company from the TSX (as defined below) to ensure that, subject to fulfilling the Standard Listing Conditions (as defined below), the Offered Securities and the Warrant Shares will be listed and posted for trading on the TSX upon their issuance.

(m)                               All disclosure and filings on the public record and fees required to be made and paid by the Company and its subsidiaries pursuant to the Canadian Securities Laws of the Qualifying Provinces have been made and paid, and the Company has not filed any confidential material change reports.

(n)                                 The Company and its subsidiaries do not have any loans or other indebtedness outstanding which has been made to, nor have they guaranteed any obligations of, any of their respective shareholders, officers, directors or employees, past or present, or any person not dealing at arm’s length (as such term is defined in the Income Tax Act (Canada)) with them.

(o)                                 The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Idaho, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

(p)                                 Each subsidiary of the Company has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(q)                                 The Shares and all other outstanding shares of Common Stock have been duly authorized; all outstanding shares of Common Stock are, and, when the Shares have been delivered and paid for in accordance with this Agreement on the Closing Date (as defined below) and any Option Closing Date (as defined below), if any, such Shares will have been, validly issued, fully paid and nonassessable, will be consistent with the information in the General Disclosure Package and will conform to the description thereof contained in the Prospectus; and the stockholders of the Company have no preemptive rights with respect to its Common Stock, including the Shares.

(r)                                    The Warrant Agreement and Warrants have been duly authorized and when the Warrants are executed, issued and delivered and paid for pursuant to this Agreement on the Closing Date, the Warrant Agreement will have been duly executed and delivered by the Company, the Warrants will have been duly executed, issued and delivered by the Company, the Warrant Agreement and the Warrants will be consistent with the information in the General Disclosure Package and will conform to the description thereof contained in the Prospectus and the Warrant Agreement and Warrants will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(s)                                  When the Warrants are executed, issued and delivered and paid for pursuant to this Agreement on the Closing Date and the Option Closing Date, if any, such Warrants will be exercisable for Warrant Shares in accordance with the terms of the Warrant Agreement and in accordance with their terms; the Warrant Shares initially issuable upon exercise of such Warrants have been duly authorized and reserved for issuance upon such exercise and, when issued upon such exercise, will be validly issued, fully paid and nonassessable and will be consistent with the information in the General Disclosure Package and conform to the description thereof contained in the Prospectus; and the stockholders of the Company will have no preemptive rights with respect to the Warrant Shares.

(t)                                    Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment arising out of the Offering of the Offered Securities.

(u)                                 There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act.

(v)                                 The outstanding shares of Common Stock are duly listed on the American Stock Exchange (the “AMEX”) and the Toronto Stock Exchange (the “TSX”, and together with the AMEX, the “Stock Exchanges”) and no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Company is currently outstanding and no proceeding for such purposes has been instituted or, to the best of the Company’s knowledge, are pending, contemplated or, threatened by any regulatory authority.  The Shares and the Warrant Shares have been approved for listing on each of the Stock Exchanges and the Warrants have been approved for listing on the TSX, in each case subject to notice of issuance.

(w)                               No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Offered Securities by the Company, except such as have been obtained and made under the Act and under the securities laws of the Qualifying Provinces (“Canadian Securities Laws”) and such as may be required under state securities laws and the securities laws of jurisdictions other than the United States or Canada in which Offered Securities are offered for sale.

(x)                                   The execution, delivery and performance of this Agreement, the Warrant Agreement, the issuance and sale of the Offered Securities and the application of the net proceeds therefrom as described in the General Disclosure Package, and, with respect to the Warrants, compliance with the terms and provisions thereof, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company or any subsidiary of the Company or any of their properties, or any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, or the charter or by-laws of the Company or any such subsidiary, and the Company has full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

(y)                                 This Agreement has been duly authorized, executed and delivered by the Company.

(z)                                   Except as disclosed in the General Disclosure Package, the Company and its subsidiaries have good and defensible record title to all of the patented mining claims and millsites owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them.  With respect to each of the unpatented mining claims, millsites and tunnel sites (collectively, the “Claims”) owned by the Company or any of its subsidiaries and material to the development of the Montanore Project: (i) subject to the paramount title of the United States of America and the rights of third parties to use of the surface, the Company or its subsidiaries hold the possessory interest therein; (ii) they were properly laid out and monumented on available public domain land open to appropriation by mineral location; (iii) location notices and certificates were timely and properly recorded and filed with appropriate governmental agencies, and all payments required in connection therewith were timely and properly made; (iv) assessment work of a nature sufficient to hold the unpatented mining claims has been timely and properly performed, and all claim maintenance and related fees have been timely paid as required by law in order to maintain the Claims; and (v) all affidavits of assessment work, notices of intent to hold, evidence of payment of claim maintenance fees, and other filings required to maintain the Claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies.  Notwithstanding the foregoing, the Company makes no representation or warranty as to (i) whether any of the unpatented mining claims contains a discovery of valuable minerals, (ii) the absence of any conflicting patented or unpatented mining claims, (iii) whether its current uses of or activities on the unpatented mining claims and the millsites are sufficient to maintain those claims and millsites.  Except as disclosed in the General Disclosure Package, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(aa)                            Except as disclosed in the General Disclosure Package, the Company and its subsidiaries: (i) possess adequate certificates, authorities, licenses or permits or other approvals issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them as they are currently being operated; (ii) are in compliance, with the terms and conditions of any such certificate, authorities, licenses, permits or other approvals, except for any such noncompliance that would not individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”); and (iii) have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(bb)                          No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that could reasonably likely have a Material Adverse Effect.

(cc)                            The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business as it is now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(dd)                          Except as disclosed in the General Disclosure Package, neither the Company nor any of its subsidiaries (i) is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances  (collectively, “environmental laws”), (ii) owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(ee)                            The Company’s silver-copper project located in northwestern Montana (the “Montanore Project”) is the Company’s only material property.

(ff)                                The Company has duly filed with the applicable regulatory authorities all reports required by National Instrument 43-101 (“NI 43-101”) and all such reports comply with the requirements of NI 43-101.

(gg)                          To the knowledge of the Company, the Company is not aware of any circumstances presently existing under which liability is or could reasonably be expected to be incurred under Part XXIII — Civil Liability for Secondary Market Disclosure of the Securities Act (Ontario).

(hh)                          With respect to the information set forth or incorporated by reference in the General Disclosure Package:  (i) information relating to the estimates of mineralization and mineral resources has been reviewed and verified by the Company or independent consultants to the Company; (ii) the mineralization information has been prepared in accordance with Industry Guide 7 of the Rules and Regulations; (iii) the mineral resources information has been prepared in accordance with Canadian industry standards set forth in NI 43-101; (iv) information developed by the Company and provided for use in preparation of estimates of mineralization and mineral resources was, at the time of the delivery thereof, complete and accurate in all material respects; and (v) there have been no material changes to the information described in clauses (i) through (iv) since the date of delivery or preparation thereof.

(ii)                                  Except as disclosed in the General Disclosure Package, each of the Company and its subsidiaries (i) has conducted and are conducting its business in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which each of them carries on business (including, without limitation, all applicable environmental laws, anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including exploration permits and concessions) and (ii) have not received a notice of non-compliance, nor know of, nor have reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits, except, in each case, for any such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect and the Company has provided the Underwriters with all material due diligence information relating to the Company.

(jj)                                  (i) All public disclosure made by the Company relating to the Company and its subsidiaries and their business, property or liabilities (including information on the website of the Company) at any time during the period commencing on March 27, 2007 and ending on the date hereof was, as of the date of such disclosure, true and correct in all material respects, and no fact or facts have occurred since the date of such disclosure, when considered together with the General Disclosure Package, that would make such disclosure misleading in any material respect or omit any material fact necessary to make such disclosure true and correct in all material respects; and (ii) the due diligence material provided to the Underwriters consisting of copies of agreements, contracts, deeds, filings, correspondence with stock exchanges, reports prepared by third parties, corporate records and permits are true and correct copies of such materials.

(kk)                            The Company and its subsidiaries hold either mining claims or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located in respect of the ore bodies and minerals located in properties in which the Company and its subsidiaries have an interest as described in the General Disclosure Package under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Company and its subsidiaries to explore the minerals relating thereto; the Company and its subsidiaries have all necessary surface rights, access rights and other necessary rights and interest relating to the properties in which the Company and its subsidiaries have an interest as described in the General Disclosure Package granting the Company and its subsidiaries the right and ability to explore for minerals, ore and metals as are appropriate in view of their respective rights and interests therein, with only such exceptions as do not materially interfere with the use made by the Company and its subsidiaries of the rights or interests so held.

(ll)                                  Any and all of the agreements and other documents and instruments pursuant to which the Company and its subsidiaries hold their property and assets (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Company and its subsidiaries are not in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, except for any such default that, individually or in the aggregate, would not have a Material Adverse Effect.  None of the properties (or any interest in, or right to earn an interest in, any property) of the Company and its subsidiaries is subject to any right of first refusal or purchase or acquisition rights that are not disclosed in the General Disclosure Package.

(mm)                      Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that if determined adversely to the Company or any of its subsidiaries would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, the Warrant Agreement, or which are otherwise material in the context of the sale of the Offered Securities;  and no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated.

(nn)                          The financial statements included in the Registration Statement and General Disclosure Package present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis, and are not required to have been reconciled to generally accepted accounting principles in Canada under applicable Canadian Securities Law and all disclosures contained or incorporated by reference in the Registration Statement and the General Disclosure Package, if any, of “non GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation C of the Exchange Act and Item 10 of Regulation S K under the Act, to the extent applicable.

(oo)                          The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(pp)                          The Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s independent auditors and the Audit Committee of the Board of Directors of the Company have been advised of all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting since the date of the most recent evaluation of such disclosure controls and procedures and internal control over financial reporting; management has disclosed to the Company’s independent auditors and the audit committee of the Board of Directors of the Company any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; there have been no significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification are complete and correct; the Company and its subsidiaries and the Company’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission promulgated thereunder.

(qq)                          Except as disclosed in the General Disclosure Package, since the date of the latest audited financial statements included in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(rr)                                The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

(ss)                            The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940.

(tt)                                Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of its subsidiaries, (ii) to the Company’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company or any of its subsidiaries and (iii) there has been no material violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder concerning the employees of the Company or any of its subsidiaries.

(uu)                          All tax returns required to be filed by the Company and its subsidiaries have been timely filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities, have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided.

(vv)                          Each of the Company and its subsidiaries maintains insurance covering its properties, operations, personnel and businesses as the Company reasonably deems adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and its subsidiaries and their respective businesses; all such insurance is fully in force on the date hereof and will be fully in force at the Closing Date and any Option Closing Date, if any; neither the Company nor any of its subsidiaries has reason to believe that it will not be able to renew any such insurance as and when such insurance expires.

(ww)                      Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, affiliates or controlling persons has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xx)          The Company has obtained for the benefit of the Underwriters the agreement in the form set forth as Exhibit A hereto (a “Lock-Up Agreement”) of each of its directors and executive officers listed in Schedule V hereto.

3.             Purchase and Offering of Offered Securities; Delivery.

(a)           Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at the “Price Per Unit to Public” set forth in Schedule I hereto, the number of Underwritten Securities set forth opposite such Underwriter’s name in Schedule II hereto.  In consideration for the services rendered by the Underwriters to the Company in connection with the transactions contemplated hereby, the Company shall pay, and the Underwriters shall be entitled to be paid, the compensation set forth in Schedule I hereto (the “Underwriters’ Compensation”).

(b)           Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to the number of Option Securities set forth in Schedule I hereto at the same “Price per Unit to Public” as the Underwriters shall pay for the Underwritten Securities.  Said option may be exercised only to cover over-allotments in the sale of the Underwritten Securities by the Underwriters.  Said option may be exercised in whole or in part at any time on or before the 30th day after the Closing Date upon written notice (including by facsimile) by the Lead Underwriter to the Company setting forth the number of Option Securities as to which the several Underwriters are exercising the option and the settlement date.  The number of Option Securities to be purchased by each Underwriter shall be the same percentage of the total number of Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities, subject to such adjustments as the Lead Underwriter in its absolute discretion shall make to eliminate any fractional Units.  No Optional Securities shall be sold or delivered unless the Offered Securities previously have been, or simultaneously are, sold and delivered.  The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Lead Underwriter to the Company.

(c)           Delivery of and payment for the Underwritten Securities and the Option Securities (if the option provided for in Section 3(b) hereof shall have been exercised on or before the third Business Day prior to the Closing Date) shall be made: April 20, 2007 at 9:00 a.m., Toronto time, at Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1B9, or at such time on such later date not more than three Business Days after the foregoing date as the Underwriters shall designate, which date and time may be postponed by agreement between the Underwriters and the Company or as provided in Section 8 hereof (such date and time of delivery and payment for the Underwritten Securities being herein called the “Closing Date”).  Delivery of the Underwritten Securities and Option Securities, if applicable, shall be made to the Lead Underwriter for the respective accounts of the several Underwriters against payment by the several Underwriters through the Lead Underwriter of the “Price Per Unit to Public” to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company, which payment may net out the Underwriters’ Compensation payable to the Underwriters in respect of such Underwritten Securities and Option Securities, if any.  Delivery of the Underwritten Securities and the Option Securities shall be made through the facilities of The Depository Trust Company unless the Underwriters shall otherwise instruct.

(d)           If the option provided for in Section 3(b) hereof is exercised after the third Business Day prior to the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Lead Underwriter, on the date specified by the Lead Underwriter (which shall be within five Business Days after exercise of said option, the “Option Closing Date”) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Lead Underwriter of the “Price Per Unit to Public” to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company, which payment may net out the Underwriters’ Compensation payable to the Underwriters in respect of such Option Securities.  If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Lead Underwriter on the settlement date the Option Securities for the respective accounts of the several Underwriters, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

(e)           The Offered Securities delivered to the Underwriters on the Closing Date and each Option Closing Date, if any, will be in a form reasonably acceptable to the Underwriters.

4.             Certain Agreements of the Company.  The Company agrees with the several Underwriters that it will furnish to counsel for the Underwriters, one signed copy of the registration statement relating to the Registered Securities, including all exhibits, in the form it became effective and of all amendments thereto and that, in connection with each offering of Offered Securities:

(a)           The Company has filed or will file each Statutory Prospectus (including the Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and reasonably consented to by the Underwriters, subparagraph (5) not later than the second business day following the earlier of the date it is first used or the date of this Agreement.  The Company has complied and will comply with Rule 433.

(b)           The Company will advise the Underwriters promptly of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus and will afford the Underwriters a reasonable opportunity to comment on any such proposed amendment or supplement; and the Company will also advise the Underwriters promptly of the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings in respect of the Registration Statement or of any part thereof, or the issuance of any cease trade order by the Canadian Regulatory Authorities, and will use its best efforts to prevent the issuance of any such stop order or cease trade order and to obtain as soon as possible its lifting, if issued.

(c)           If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 under the Act would be) required to be delivered under the Act in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Act, the Company promptly will notify the Underwriters of such event and will promptly prepare and file with the Commission, at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance, and will as promptly as reasonably practicable provide the Underwriters with as many printed copies of such amended or supplemented Prospectus as the Underwriters reasonably request.  Neither the Underwriters’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(d)           As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act.

(e)           The Company will furnish to the Underwriters copies of the Registration Statement, including all exhibits, any related preliminary prospectus, any related preliminary prospectus supplement, the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Underwriters reasonably requests.  The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)            The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Underwriters designates and will continue such qualifications in effect so long as required for the distribution.

(g)           The Company will pay all costs, expenses, fees and taxes in connection with: (i) the preparation and filing of the Registration Statement, each Statutory Prospectus, each Issuer Free Writing Prospectus, each preliminary MJDS Prospectus, the MJDS Prospectus, and any amendments or supplements to the foregoing, and the printing and furnishing of copies of each thereof to the Underwriters and to dealers (including costs of mailing and shipment); (ii) the registration, issue, sale and delivery of the Offered Securities, including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Offered Securities to the Underwriters, and the continued registration of the public offering and sale of the Warrant Shares as long as any Warrants remain outstanding; (iii) the producing, word processing and/or printing of this Agreement, any Agreement Among Underwriters, any dealer agreements, any Powers of Attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Underwriters (including costs of mailing and shipment); (iv) the qualification of the Offered Securities for offering and sale under state or foreign laws and the determination of their eligibility for investment under state or foreign law (including the filing fees and the printing of memoranda relating thereto) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Underwriters and to dealers; (v) the listing of the Shares and Warrant Shares on each of the Stock Exchanges and of the Warrants on the TSX and any registration thereof under the Exchange Act, or applicable Canadian Securities Law including any fees required to be paid to the Canadian Regulatory Authorities; (vi) any filing fees for review of the public offering of the Shares by the National Association of Securities Dealers, Inc. (the “NASD”), including the filing fees relating to NASD matters; (vii) the fees and disbursements of any transfer agent or registrar for the Shares and Warrant Shares and the fees and disbursements of the warrant agent under the Warrant Agreement; (viii) the costs and expenses of the Company relating to presentations or meetings undertaken in connection with the marketing of the offering and sale of the Offered Securities to prospective investors and the Underwriters’ sales forces, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, and travel, lodging and other expenses incurred by the officers of the Company and any such consultants; (ix) the performance of the Company’s other obligations hereunder; (x) out of pocket expenses incurred by the Underwriters in connection with the Offering; provided that such expenses that exceed $5,000 must be approved in advance by the Company; and (xi) the fees of the Underwriters’ Canadian, United States and other counsel in connection with the offering of the Offered Securities, to a maximum of US$200,000 plus disbursements and any applicable goods and services and provincial taxes on such legal fees.

(h)           The Company will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issue tax, including any interest and penalties, on the creation, issue and sale of the Offered Securities and on the execution and delivery of this Agreement.  All payments to be made by the Company hereunder or thereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Company is compelled by law to deduct or withhold such taxes, duties or charges.

(i)            The Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any additional shares of its Common Stock or securities convertible into or exchangeable or exercisable for any shares of its Common Stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Lead Underwriter, which consent shall not be unreasonably withheld or delayed, for the period specified under “Blackout” in Schedule I hereto, except issuances of Common Stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of this Agreement, grants of employee stock options or stock grants pursuant to the terms of a plan in effect on the date of this Agreement, or issuances of Common Stock pursuant to the exercise of such options.

(j)            The Company shall apply the net proceeds from the sale of the Offered Securities in the manner set forth under the caption “Use of Proceeds” in the General Disclosure Package.

(k)           Concurrently with the filing of the final MJDS Prospectus with the Securities Regulatory Authorities, the Company shall have caused Le Master and Daniels LLC to deliver a “long-form” comfort letter, dated the date hereof (with the requisite procedures to be completed by such auditor within two Business Days of the date of such letter), in form and substance satisfactory to the Underwriters, acting reasonably, addressed to the Underwriters and the directors of the Company, with respect to certain financial and accounting information relating to the Company in the Prospectus, including all documents incorporated by reference, which letter shall be in addition to the auditors’ report incorporated by reference in the General Disclosure Package and the auditors’ comfort letter, if any, addressed to the Canadian Regulatory Authorities.

5.             Free Writing Prospectuses.

(a)           The Company represents and agrees that, unless it obtains the prior consent of the Underwriters, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Lead Underwriter, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by the Company and the Lead Underwriter is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)           The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Underwriters, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities.  Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.  The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clauses (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

6.             Conditions of the Obligations of the Underwriters.  The obligations of the several Underwriters to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)           On or prior to the date of this Agreement, the Underwriters shall have received a letter, dated the date of delivery thereof, of LeMaster & Daniels LLP with respect to the performance of the procedures specified by the American Institute of Certified Public Accountants in Statement of Auditing Standards No. 72, which letter shall, among other things, state that:

(i)             They are independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder.

(ii)            In their opinion the financial statements and any schedules and any summary of earnings examined by them and included in the Prospectus and the General Disclosure Package comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations.

(iii)           On the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

(A)         at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of the such letter, there was any change in the capital stock or any increase in short-term indebtedness or long-term debt of the Company and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net current assets or net assets, as compared with amounts shown on the latest balance sheet included in the General Disclosure Package; or
(B)          for the period from the closing date of the latest income statement included in the General Disclosure Package to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year, in consolidated revenues, loss from operations or net loss (including per share amounts);

except in all cases set forth in clauses (A) and (B) above for changes, increases or decreases which the General Disclosure Package discloses have occurred or may occur or which are described in such letter.

(iv)          They have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Prospectus, each Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectus that is an “electronic road show,” as defined in Rule 433(h)) and the General Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

All financial statements and schedules included in material incorporated by reference into the Prospectus or the General Disclosure Package shall be deemed included in the Prospectus or the General Disclosure Package for purposes of this subsection.

(b)           Prior to the filing of the final MJDS Prospectus, the Company shall have provided evidence satisfactory to the Underwriters of the conditional approval of the TSX of the listing and posting for trading on the TSX of the Offered Securities and the Warrant Shares, subject only to satisfaction by the Company of customary post-closing conditions imposed by the TSX in similar circumstances (the “Standard Listing Conditions”).

(c)           The Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) of this Agreement.  No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the Company’s knowledge, shall be contemplated by the Commission.  No cease trade order shall have been issued, and no proceedings for that purpose have been instituted or, to the Company’s knowledge, shall be contemplated by the Canadian Regulatory Authorities.

(d)           Subsequent to the execution of this Agreement, there shall not have occurred: (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of the Underwriters, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S., Canadian or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Underwriters, be likely to prejudice materially the issue, sale or disposition of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange or the Stock Exchanges, or any setting of minimum prices for trading on any such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. or Canadian Federal or New York State authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or Canada; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving, the United States or Canada, any declaration of war by the U.S. Congress or Canadian Parliament or any other national or international calamity or emergency if, in the judgment of the Underwriters, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities.

(e)           The Underwriters shall have received an opinion, dated the Closing Date, of Stikeman Elliott LLP, Canadian counsel for the Company, in form and substance satisfactory to the Underwriters, acting reasonably, to the effect that:

(i)             the Company is a “reporting issuer”, or its equivalent, in each of the Qualifying Provinces and it is not listed as in default of any requirement of the securities laws of any of the Qualifying Provinces;

(ii)            all necessary documents have been filed, all requisite proceedings have been taken and all approvals, permits and consents of the appropriate regulatory authority have been received in each of the Qualifying Provinces to qualify the distribution of the Offered Securities in each of the Qualifying Provinces through persons who are registered under applicable legislation and who have complied with the relevant provisions of such applicable legislation;

(iii)           this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iv)          the issuance by the Company of the Warrant Shares to be issued upon due exercise of the Warrants, in accordance with the terms and conditions of the Warrant Agreement, will be exempt from, or will not be subject to, the prospectus and registration requirements of the Canadian Securities Laws of each of the Qualifying Provinces and no prospectus or other documents are required to be filed, proceedings taken, or approvals, permits, consents or authorizations will be required to be made, taken or obtained pursuant to the Canadian Securities Laws in any of the Qualifying Provinces in connection with such distributions;

(v)           the first trade of the Warrant Shares issuable upon due exercise of the Warrants will be exempt from, or will not be subject to, the prospectus requirements of the Canadian Securities Laws of each of the Qualifying Provinces and no filing, proceeding, or approvals will need made, taken or obtained pursuant to the Canadian Securities Laws in any of the Qualifying Provinces in connection with such trade, subject to the exceptions generally provided for in such opinions;

(vi)          subject only to the Standard Listing Conditions, the Offered Securities and the Warrant Shares have been conditionally listed on the TSX;

(vii)         the Shares, Warrant Shares and Warrants if, as and when listed on the TSX will be qualified investments under the Income Tax Act (Canada) for a trust governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans; and

(viii)        such counsel shall state that they have participated in conferences with officers and other representatives of the Company, with representatives of the independent registered public accounting firm of the Company, with representatives of and counsel for the Underwriters, and with other consultants to the Company at which the contents of the General Disclosure Package and the Prospectus were discussed, and although such counsel did not independently verify such information, and do not pass upon or assume any responsibility for the accuracy, completeness or fairness of the statements contained in the General Disclosure Package or the Final Prospectus, no facts have come to such counsel’s attention that lead it to believe that the Prospectus, as of the date of this Agreement or as of the Closing Date, or any amendment or supplement thereto, as of its date or as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or that the General Disclosure Package, as of the Applicable Time and as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; it being understood that such counsel need express no opinion as to the financial statements (including the notes thereto) or other financial data contained therein or omitted therefrom or other information derived from or attributed to the report of Mine Development Associates, Inc.  A material fact in relation to the offering of the Offered Securities by the Company means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Offered Securities. Our comments set out above concerning the materiality of facts which have come to our attention is based on the meaning of a material fact as stated above and should not be interpreted as an opinion or expert comment about financial facts, technical facts or the impact of any facts on market prices or values of securities. For purposes of any quantitative assessment of materiality, we have relied upon the views of the representatives of the Company, the independent auditors of the Company and the technical advisors of the Company.

(f)            The Underwriters shall have received an update from Hinman Land Solutions, Inc. (“HLS”) and certified by the Company, addressed to the Underwriters and dated as of the Closing Date, of the Land Status Report - Montanore Project prepared by HLS, dated February 23, 2007.

(g)           The Underwriters shall have received opinions, dated the Closing Date, of Davis Graham & Stubbs LLP and Hawley Troxell Ennis & Hawley LLP, U.S. counsel for the Company, in form and substance satisfactory to the Underwriters, acting reasonably, to the effect that:

(i)             The Company is an existing corporation in good standing under the laws of the State of Idaho, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)            Each subsidiary of the Company has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(iii)           This Agreement has been duly authorized, executed and delivered by the Company.

(iv)          The Warrant Agreement has been duly authorized, executed and delivered by the Company; the Warrants have been duly authorized, executed, issued and delivered by the Company; the Warrant Agreement and the Warrants constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Warrant Agreement and the Warrants are consistent with the information in the General Disclosure Package and conform in all material respects to the description thereof contained in the Prospectus.

(v)           Except for the Registration Rights Agreement dated October 21, 2005, the Shares have been duly authorized and validly issued, are fully paid and nonassessable; the Shares and Warrant Shares are consistent with the information in the General Disclosure Package and conform in all material respects to the description thereof contained in the Prospectus; and the stockholders of the Company have no preemptive rights under the Idaho Business Corporation Act or the Company’s articles of incorporation or bylaws with respect to the Shares or Warrant Shares or other Common Stock of the Company.

(vi)          The Warrants are exercisable for Common Stock of the Company in accordance with the terms of the Warrant Agreement and in accordance with the terms of the Warrants; the Warrant Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon such exercise and, when issued upon such exercise in the manner contemplated by the Warrant Agreement, will be validly issued, fully paid and nonassessable.

(vii)         There are no contracts, agreements or understandings known to such counsel between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act.

(viii)        The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940.

(ix)           No consent, approval, authorization or order of, or filing with, any United States federal or Colorado or Idaho state governmental agency or body or any United States federal or Colorado or Idaho state court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance or sale of the Offered Securities by the Company, except such as have been obtained and made under the Act and such as may be required under state securities laws;

(x)            The execution, delivery and performance of this Agreement, the Warrant Agreement, the Warrants and compliance with the terms and provisions thereof and the issuance and sale of the Shares, Warrants or Warrant Shares will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any United States federal or Colorado or Idaho state statute, any rule or regulation of any United States federal or Colorado or Idaho state governmental agency or body or the order of any United States federal or Colorado or Idaho court having jurisdiction over the Company or any subsidiary of the Company or any of their properties, or any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject that has been filed as an exhibit to the Registration Statement, or the articles of incorporation or bylaws of the Company or any such subsidiary;

(xi)           The Company has full corporate power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement;

(xii)          The descriptions in the Registration Statement, the General Disclosure Package and the Prospectus under the captions “The Company – Permitting and Environmental”; “Description of Units”; and “Material U.S. Federal Tax Considerations” of the statutes, legal and governmental proceedings and contracts and other documents described therein, insofar as they purport to constitute summaries of the legal matters, agreements, documents or proceedings discussed therein, are accurate summaries thereof in all material respects;

(xiii)         Such counsel do not know of any legal or governmental proceedings required to be described in the Registration Statement or Prospectus which are not described as required or of any contracts or documents of a character required to be described in the Registration Statement or Prospectus or to be filed as exhibits to the Registration Statement which are not described and filed as required;

(xiv)         The Registration Statement has become effective under the Act, the Prospectus was filed with the Commission pursuant to the subparagraph of Rule 424(b) specified in such opinion on the date specified therein, and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act;

(xv)          The Registration Statement, as of the Effective Date relating to the Offered Securities, and the Prospectus, as of the date of this Agreement, and any amendment or supplement thereto, as of its date, complied as to form in all material respects with the requirements of the Act and the Rules and Regulations; and

(xvi)         Such counsel shall state that they have participated in conferences with officers and other representatives of the Company, with representatives of the independent registered public accounting firm of the Company, with representatives of and counsel for the Underwriters, and with other consultants to the Company at which the contents of the Registration Statement, the General Disclosure Package and the Prospectus were discussed, and although such counsel did not independently verify such information, and do not pass upon or assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package or the Final Prospectus (except to the extent provided in the last clause in paragraph (iv), the second clause in paragraph (v) and in paragraph (xii)), no facts have come to such counsel’s attention that lead it to believe that the Registration Statement, as of the Effective Date or as of the Closing Date, or any amendment thereto, as of its date or as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, that the Prospectus, as of the date of this Agreement or as of the Closing Date, or any amendment or supplement thereto, as of its date or as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or that the General Disclosure Package, as of the Applicable Time and as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; it being understood that such counsel need express no opinion as to the financial statements (including the notes thereto) or other financial data contained therein or omitted therefrom or information derived from or attributed to the Technical Report dated October 14, 2005 of Mine Development Associates, Inc.

(h)           The Underwriters shall have received from Cassels Brock & Blackwell LLP, Canadian counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the MJDS Prospectus, the General Disclosure Package and other related matters as the Underwriters may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(i)            The Underwriters shall have received from Shearman & Sterling LLP, U.S. counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the Registration Statement, the General Disclosure Package, the Prospectus and other related matters as the Underwriters may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(j)            The Underwriters shall have received a certificate, dated the Closing Date, of the chief executive officer and the chief financial officer of the Company in which such officers shall state that (i) the representations and warranties of the Company in this Agreement were true and correct on the date of this Agreement and are true and correct as of the Closing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, (iii) no stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, are contemplated by the Commission, (iv) there has been no issuance of a cease trade order, and no proceedings for that purpose have been instituted or, to the Company’s knowledge, are contemplated, by the Canadian Regulatory Authorities, and (v) subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole.

(k)           The Underwriters shall have received a letter, dated the Closing Date, of LeMaster & Daniels LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(l)            The Underwriters shall have received each of the signed Lock-Up Agreements on the date hereof, and each such Lock-Up Agreement shall be in full force and effect on the Closing Date.

The Company will furnish the Underwriters with such other opinions, certificates, letters and documents as the Underwriters reasonably request.  The Underwriters may in their sole discretion waive compliance with any conditions to the obligations of the Underwriters under this Agreement.  Each reference to “Closing Date” in this Section 6 shall be deemed to also be a reference to each Option Closing Date, if any, as applicable.

7.             Indemnification and Contribution.

(a)           The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers and affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus at any time, the Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Lead Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Schedule I hereto.

(b)           Each Underwriter will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, the Statutory Prospectus at any time, the Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Lead Underwriter specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Schedule I hereto.

(c)           Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure, and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above, except to the extent the indemnifying party is actually materially prejudiced as a result of such failure.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not except with the consent of the indemnified party be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or behalf of an indemnified party.

(d)           If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)           The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.

8.             Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Underwritten Securities under this Agreement and the aggregate number of Underwritten Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of Underwritten Securities, the Underwriters may make arrangements satisfactory to the Company for the purchase of such Underwritten Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments under this Agreement, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate number of Underwritten Securities with respect to which such default or defaults occur exceeds 10% of the total number of Underwritten Securities and arrangements satisfactory to the Underwriters and the Company for the purchase of such Underwritten Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 9. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section.  Nothing herein will relieve a defaulting Underwriter from liability for its default.

9.             Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of the Underwriters officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4(g) and the respective obligations of the Company and the Underwriters pursuant to Section 7 shall remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 8 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 6(d), the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

10.           Notices.  All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representative at the address furnished to the Company in writing for the purpose of communications hereunder or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 905 W. Riverside Avenue, Suite 311, Spokane, Washington 99201, Attention: Chief Executive Officer.

11.           Successors.  This Agreement will inure to the benefit of and be binding upon the Company and such Underwriters identified in Schedule II hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

12.           Counterparts.  This may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

13.           Absence of Fiduciary Relationship.  The Company acknowledges and agrees that:

(a)           The Underwriters have been retained solely to act as underwriters in connection with the sale of Offered Securities and no fiduciary, advisory or agency relationship between the Company and the Underwriters has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Underwriters have advised or are advising the Company on other matters.

(b)           The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Underwriters and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement.

(c)           The Company has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Underwriters have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)           The Company waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

14.           Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

15.           Submission to Jurisdiction.  The Company hereby submits to the non-exclusive jurisdiction of the Ontario Superior Court of Justice in the City of Toronto in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably appoints Stikeman Elliott LLP, as its authorized agent in the City of Toronto upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to the address provided in Section 10, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of six years from the date of this Agreement.

16.           Currency Payments to Underwriters.  The obligation of the Company in respect of any sum due to any Underwriter under this Agreement shall, notwithstanding whether such payment is made pursuant to a judgment of a court ordering payment in a currency other than Canadian dollars, not be discharged until the first business day, following receipt by such Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase Canadian dollars with such other currency; if the Canadian dollars so purchased are less than the sum originally due to such Underwriter thereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss.  If the Canadian dollars so purchased are greater than the sum originally due to such Underwriter thereunder, such Underwriter agrees to pay to the Company an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter thereunder.

[signature page follows]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

MINES MANAGEMENT INC.

(signed) James H. Moore
By
James H. Moore
Chief Financial Officer

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.

TD Securities Inc.

(signed) Vered Kaminker

By
Vered Kaminker
Vice-President

Blackmont Capital Inc.

(signed) Chad Williams

By
Chad Williams
Director, Investment Banking

Salman Partners Inc.

(signed) Terrence K. Salman

By
Terrence K. Salman
President and Chief Executive Officer

Cormark Securities Inc.

(signed) Darren Wallace

By
Darren Wallace
Director, Investment Banking

Raymond James Ltd.

(signed) David Greifenberger

By
David Greifenberger
Managing Director

SCHEDULE I

Number of Underwritten Securities:  6,000,000 Units

Number of Option Securities:  900,000 Units

Price per Unit to Public: U.S.$5.00

Underwriters’ Compensation: U.S.$0.30 per Unit (payable to the Lead Underwriter for the proportionate accounts of the Underwriters on the Closing Date and Option Closing Date, if any, which amount may be netted out of any amount payable by the Underwriters to the Company pursuant to this Agreement.

Final Term Sheet:  The Company will prepare and file a final term sheet relating to the Offered Securities as contemplated in Section 5(b) of the Underwriting Agreement.

Applicable Time: 9:00 pm (Eastern Time) on the date of this Agreement.

Blackout:  The initial blackout period (the “Blackout Period”) will commence on the date of this Agreement and will continue and include the date 90 days after the date of this Agreement or such earlier date that the Underwriter consents to in writing; provided, however, that if (1) during the last 17 days of the initial Blackout Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Blackout Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Blackout Period, then in each case the Blackout Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Lead Underwriter waives, in writing, such extension.  The Company will provide the Underwriters with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Blackout Period.

Underwriter Information: For purposes of Sections 2 and 7 of this Agreement, the only information furnished to the Company by any Underwriter for use in the Prospectus consists of the following information in the Prospectus furnished on behalf of each Underwriter in the following paragraphs under the caption “Underwriting” in the prospectus supplement: the concession and reallowance figures appearing in the third paragraph, the information contained in the 12th, 13th, 14th, 17th, 19 th, 21st and 22nd paragraphs.

SCHEDULE II

Underwriter	Number of Units
TD Securities Inc.	3,060,000
Blackmont Capital Inc.	780,000
Salman Partners Inc.	780,000
Cormark Securities Inc.	780,000
Raymond James Ltd.	600,000

Total	6,000,000

2

SCHEDULE III

General Use Issuer Free Writing Prospectuses

MARKETED OFFERING OF UNITS – FINAL TERMS	April 16, 2007

ISSUER:	Mines Management Inc. (the “Company”)

ISSUE:	6,000,000 Units

AMOUNT:	US$30,000,000 / C$33,900,000

ISSUE PRICE:	US$5.00 / C$5.65 per Unit

UNITS:	Each Unit consists of one Common Share (“Share”) and one-half of a Common Share Purchase Warrant (“Warrant”) of the Company.

COMMON SHARE PURCHASE WARRANT:

Each whole Warrant will entitle the holder to acquire one Share from the Company at a price per Share of US$5.75 for a period of 60 months following Closing. The Warrant Agreement governing the Warrants includes various anti-dilution provisions, including in the event the Company issues rights, options or warrants to holders of its common stock at an exercise price of less than 95% of the then current market price (as defined in the Warrant Agreement) that expire within 45 days of the record date for distribution of such rights, options or warrants.

OVER-ALLOTMENT OPTION:

The Company has granted the Underwriters an option, exercisable for a period of up to 30 days from Closing, to purchase up to an additional 15% of the Issue at the Issue Price to cover over-allotments, if any.

USE OF PROCEEDS:

Net proceeds of the offering will be used to fund a portion of the cost of a two year advanced exploration and underground drilling program at the Company’s Montanore Silver-Copper Project in Montana and for general corporate and working capital purposes. To complete the project the issuer will need to raise US$10.0 million of additional funds through equity, debt or other financings.

LISTING:

The Shares trade on the Toronto Stock Exchange under the symbol “MGT” and on the American Stock Exchange under the symbol “MGN”. The Warrants will trade on the Toronto Stock Exchange under the symbol “MGT.WT.U”.

FORM OF OFFERING:

Public offering in the United States by way of prospectus supplement to a U.S. shelf registration statement and related shelf prospectus dated June 27, 2006. Public offering in all provinces of Canada (except Quebec) by way of a supplement to a shelf prospectus filed pursuant to the Multijurisdictional Disclosure System and dated March 13, 2007.

Offers may be directed to persons in member states of the European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospective Directive (“Qualified Investors”). In addition, in the United Kingdom, the offering may be directed to Qualified Investors meeting other specified requirements.

FORM OF UNDERWRITING:

Marketed offering, subject to a mutually acceptable underwriting agreement containing “market out”, “disaster out”, “regulatory out”, “litigation out” and “material adverse change out” clauses running to Closing.

ELIGIBILITY FOR INVESTMENT:	Eligible under the usual Canadian statutes as well as for RRSPs, RESPs, RRIFs and DPSPs.

UNDERWRITERS:	TD Securities Inc., Blackmont Capital Inc., Salman Partners Inc., Cormark Securities Inc. and Raymond James Ltd (and/or their U.S. affiliates, as applicable).

UNDERWRITING FEE:	6.0%.

SELLING CONCESSION:	US$0.15 / C$0.17

CUSIPS:	Unit – 603432 204 (Used for ticketing only – Unit will not trade) Common Share – 603432 105 Warrant – 603432 113

CLOSING:	April 20, 2007

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling TD Securities collect at 1-212-827-7879.

SCHEDULE IV

CANADIAN OFFERS AND SALES

1.             Certain Covenants of the Company.  The Company hereby agrees:

(a)           The Company shall file with the Canadian Regulatory Authorities each Statutory Prospectus previously filed with the Commission, with such modifications, amendments or supplements as are required under NI 71-101 in order to permit the distribution, or distribution to the public, of Shares in the Canadian jurisdictions over which the Canadian Securities Regulatory Authorities have jurisdiction (the “Qualifying Canadian Jurisdictions”).

(b)           The Company shall make the filings with the Canadian Regulatory Authorities contemplated in Section 2(a) concurrently with any related filing made by the Company with the Commission, or as promptly as possible thereafter.

(c)           The Company will comply with the provisions of NI 71-101 and file, within the time periods required by NI 71-101, such additional certificates, documents, documents incorporated by reference, and any other materials required by NI 71-101 so as to qualify, or continue to qualify, the Offered securities for distribution, or distribution to the public, in the Qualifying Canadian Jurisdictions.

(d)           The Company will make available to the Underwriters at such locations in Canada that they may reasonably request, as many copies of the MJDS Prospectus as amended or supplemented in accordance with NI 71-101 as the Underwriters may reasonably request for the purposes contemplated by applicable Canadian securities laws.

(e)           For a period of two years after the Closing Date, other than in the event of a sale of the Company or in the event of the sale of all or substantially all of the assets of the Company, use its reasonable commercial efforts to maintain its status as a reporting issuer, or the equivalent thereof, in each of the Qualifying Provinces not in default of any requirement of the applicable Securities Laws of the Qualifying Provinces.

(f)            For a period of two years after the Closing Date, other than in the event of a sale of the Company or in the event of the sale of all or substantially all of the assets of the Company, use reasonable commercial efforts to maintain the listing of the Shares, Warrants and Warrant Shares, as applicable, on the TSX or such other recognized stock exchange or quotation system as the Underwriters may approve, acting reasonably.

2.             Certain Covenants of the Underwriter.  The Underwriters hereby severally agree:

(a)           During the period of distribution, or distribution to the public, of the Offered Securities by or through the Underwriters, the Underwriters will offer and sell Offered Securities to the public in Canada in the Qualifying Canadian Jurisdictions only and otherwise on the terms and conditions set forth in this Agreement. For the purposes of this Section 3(a), the Underwriters shall be entitled to assume that the Offered Securities are qualified for distribution in any Qualifying Canadian Jurisdiction where an MRRS Decision Document has been issued with respect to an MJDS prospectus or an amendment to an MJDS prospectus, including the MJDS Prospectus.

(b)           The Underwriters will comply with the securities laws of the Qualifying Canadian Jurisdictions in connection with the offer to sell and the distribution, or distribution to the public, of the Offered Securities, in such jurisdictions.

(c)           The Underwriters will comply with the provisions of NI 71-101 and other Canadian securities laws applicable to them, and will file, or cause to be filed, within the time periods required by NI 71-101 or otherwise under Canadian securities law, such certificates and any other materials required by NI 71-101 or otherwise under Canadian securities law to be filed by them.

(d)           After the Closing Date, the Underwriters shall:

(i)                                     Use all reasonable efforts to complete the distribution of the Offered Securities as promptly as possible.

(ii)                                  Give prompt written notice to the Company when, in the opinion of the Underwriters, they have completed distribution of the Offered Securities and include a breakdown of the gross proceeds realized therefrom in each of the Qualifying Canadian Jurisdictions.

SCHEDULE V

Russell C. Babcock

Douglas D. Dobbs

Glenn M. Dobbs

Roy G. Franklin

Eric C. Klepfer

James H. Moore

Jerry G. Progue

Robert L. Russell

EXHIBIT A

April 16, 2007

TD Securities Inc.
Blackmont Capital Inc.
Salman Partners Inc.
Cormark Securities Inc.
Raymond James Ltd.

c/o TD Securities Inc.
66 Wellington Street West
9th Floor
Toronto, Ontario
M5K 1A2

Ladies and Gentlemen:

Lock-Up Agreement

This Lock-Up Agreement is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by Mines Management Inc., an Idaho corporation (the “Company”), and the underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”), with respect to the public offering (the “Offering”) of units, comprised of one share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and one-half warrant to purchase one share of Common Stock.

In order to induce the Underwriters to enter into the Underwriting Agreement, the undersigned agrees that, for a period (the “Lock-Up Period”) beginning on the date hereof and ending on, and including, the date that is 90 days after the date of the final prospectus supplement relating to the Offering, the undersigned will not, without the prior written consent of TD Securities Inc., (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to, any Common Stock or any other securities of the Company that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any other securities of the Company that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii).  The foregoing sentence shall not apply to (a) the registration of the offer and sale of Common Stock as contemplated by the Underwriting Agreement and the sale of the Common Stock to the Underwriters (as defined in the Underwriting Agreement) in the Offering, (b) bona fide gifts, provided the recipient thereof agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Agreement, (c) dispositions to the immediate family of the undersigned or to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Agreement, (d) dispositions of securities acquired in open market transactions subsequent to the date hereof, or (e) participation in tenders involving a majority of the Company’s Common Stock.  For purposes of this paragraph, “immediate family” shall mean the undersigned and the spouse, any lineal descendent, father, mother, brother or sister of the undersigned.

In addition, the undersigned hereby waives any rights the undersigned may have to require registration of Common Stock in connection with the filing of a registration statement relating to the Offering.  The undersigned further agrees that, for the Lock-Up Period, the undersigned will not, without the prior written consent of TD Securities Inc., make any demand for, or exercise any right with respect to, the registration of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or any such securities.

Notwithstanding the above, if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless TD Securities Inc. otherwise agrees in writing.

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If (i) the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) the registration statement filed with the Commission with respect to the Offering is withdrawn or (iii) for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

Yours very truly,

Name: